Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

INSITUFORM TECHNOLOGIES, INC.

INSITUFORM TECHNOLOGIES, INC., a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”) does hereby certify as follows:

FIRST:    The Restated Certificate of Incorporation of the Corporation shall be amended by deleting Article FOURTH in its entirety and substituting therefor a new Article FOURTH in the following form:

“FOURTH:  The corporation shall be authorized to issue one hundred twenty-seven million (127,000,000) shares consisting of one hundred twenty-five million (125,000,000) Class A common shares, par value one cent ($0.01) per share; and two million (2,000,000) Preferred shares, par value ten cents ($0.10) per share ) (“Preferred Stock”).”

SECOND:    The amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law:  (a)  the Board of Directors of the Corporation, at a meeting on December 15, 2009, having duly adopted resolutions setting forth the proposed amendment and declaring its advisability; and (b) the stockholders of the Corporation having duly adopted such amendment by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon, taken at the Corporation’s annual meeting of stockholders duly called and held on April 21, 2010, upon notice in accordance with Section 222 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed on its behalf by David F. Morris, its Senior Vice President, Chief Administrative Officer, General Counsel and Secretary, as of this 22nd day of April, 2010.

INSITUFORM TECHNOLOGIES, INC.
/s/ David F. Morris
David F. Morris Senior Vice President, Chief Administrative Officer, General Counsel and Secretary